Exhibit 10.1

MANAGEMENT INCENTIVE COMPENSATION PLAN

2007

Purpose of Management Incentive Compensation Plan (“MIC Plan”)

•                  Increase management focus on realistic goals intended to create value for shareholders;

•                  Encourage senior management to work as a team to achieve the Company’s goals;

•                  Encourage individuals to realize goals that are meaningful to the Company;

•                  Provide incentives for participants to strive for achievement above and beyond the Company goals; and

•                  Help attract and retain high quality senior management personnel.

Eligibility

Participants in the MIC Plan are to be recommended by the President and CEO and approved by the Compensation Committee.

Minimum Company Achievement Level to Establish a Bonus Pool

After the Board has approved the Operating Plan, the Compensation Committee will meet promptly to agree upon the Corporate Goals and to establish a percentage weighting to each Corporate Goal, based upon relative importance. These percentages will be used to calculate the Company Achievement Level at year end.  The Company must have achieved at least the following percentage of the Company goals at year end in order for any individual to be eligible for a bonus.

Minimum Company Achievement Level:         80% of Corporate Goals

If the Minimum Company Achievement Level is reached, each individual will be eligible for his/her full Bonus Potential. If the Minimum Company Achievement Level is not reached, no one will be awarded any bonuses. If the Board changes the corporate goals in the middle of the year, the Compensation Committee will work in good faith to realign the corporate and individual goals with the MIC Plan.

Minimum Individual Achievement Level to Be Eligible for Bonus

The individual must have achieved at least the following percentage of his/her individual goals at year end in order to be eligible for a bonus.

Minimum Individual Achievement Level:        65% of Individual Goals

Bonus Potential

Bonus levels are to be created on an individual basis by the Compensation Committee. In general, the Bonus Potential shall be the following as a percentage of base salary:

CEO	50%
CFO	40%
Executive VP’s	35%
Senior VP’s	30%
VP’s (direct reports to CEO)	25%
VP’s	20%

Bonus Formula

The actual amount of the bonus paid will be calculated using a goals based formula.  The CEO’s goals are the Corporate Goals. After the approval and weighting of the Corporate Goals, the CEO will promptly inform the Compensation Committee of the individual goals, and their weighting, for all eligible participants.  Such goals may only be changed by the Compensation Committee with respect to the President and CEO and by the President and CEO with respect to other MIC

Plan participants provided that the President and CEO notifies the Compensation Committee of such change(s).

Participant’s Bonus = Bonus Potential* Percentage of Goals Achieved

Timing of Payment

Annual payments after approval by the Compensation Committee (intended to be within 90 days of year-end). The participant must be in the continued employ of the Company at the time of bonus payment.

Taxes

All payments are subject to the withholding of applicable taxes.

 Administration

The MIC Plan is administered by the Compensation Committee.  It does not represent an employment contract.  It can be cancelled or amended by the Compensation Committee at any time. Any and all provisions of this Management Incentive Plan including underlying goals can be cancelled or amended by the Compensation Committee at any time. In addition, the Compensation Committee has the discretion to recognize achievements over and above the agreed upon goals by increasing the Bonus Potential above the targeted range.